UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ALKERMES PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On June 14, 2023, Alkermes plc (the “Company”) sent an email to employees in connection with the Company’s 2023 annual general meeting of shareholders. A copy of the communication can be found below:

Dear Colleagues,

I hope this email finds you and your families healthy and well.

Each year around this time, Alkermes holds its annual general meeting of shareholders (the Annual Meeting). In connection with this meeting, we publish our Proxy Statement, a copy of which may be found by clicking here.

Our Proxy Statement contains a series of proposals for our shareholders to consider and on which we ask that shareholders vote, as well as our Board’s recommendation as to how to vote on each proposal—either “FOR” or “AGAINST” or “WITHHOLD”.

As is the case each year, your vote is very important. I encourage you to vote your Alkermes shares on each of Alkermes’ proposals as soon as possible and, in any event, before our Annual Meeting on June 29, 2023.

This year, the election of directors at our Annual Meeting is considered “contested” since there are seven Board seats to be filled and ten director nominees.

Alkermes’ Board has nominated and recommended that you vote FOR seven directors for re-election to the Board to fill the seven available seats.

Sarissa Capital, an Alkermes shareholder, has nominated and recommended that you vote for three of its own candidates for election to our Board.

The Alkermes Board does not endorse any of Sarissa’s director nominees.

Given the two sets of differing recommendations, you can expect to receive two sets of proxy materials that may include printed documents, emails from Merrill Lynch or your other brokers, or phone calls from proxy solicitors to solicit your vote. Innisfree is the name of the proxy solicitation firm who is calling shareholders on behalf of Alkermes.

The Alkermes proxy materials include a WHITE proxy card whereas the Sarissa materials include a blue proxy card.

Please vote your shares using Alkermes’ WHITE proxy card, or online by following the instructions set forth below. If you have already voted using a blue proxy card sent to you by Sarissa, you may revoke it by voting using the Company’s WHITE proxy card or through any other means of voting set forth on your proxy card. Only your latest dated, validly executed proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

If you have any questions about the proposals in the Proxy Statement or how to vote your shares, please feel free to reach out.

Thank you for your support.

How do you vote?

If you received proxy materials in the mail or electronically from your bank or broker:

If you received proxy materials in the mail or electronically from your bank or broker, the materials you received should include a control number that is specific to your account. You can vote online using your control number at www.proxyvote.com, or through the other means of voting described in the proxy materials that you received.

If you did not receive proxy materials from your bank or broker OR do not have your control number:

If you did not receive proxy materials or do not have your control number, you can still vote as follows:

a.
if your shares are held in a Merrill Lynch account:
i.
Login to your Merrill Lynch account at www.benefits.ml.com;
ii.
On the left hand side of the home page under your ‘Individual Investor Account’, click on ‘I want to’;
iii.
Select ‘Manage My Brokerage Account’ from the drop-down menu; this will take you to an external site called MyMerrill;
iv.
When on this new site, hover over the ‘Accounts’ tab at the top of the page and within that tab, click on ‘Statements & Documents’;
v.
On the new page that pops up, click on the ‘Shareholder Notices’ column (second from right) and then click on the ‘Contest meeting Management’ hyperlink (which should be the bottom of the two rows that you see).

i.
DO NOT CLICK ON “CONTEST MEETING OPPOSITION” – this link takes you to Sarissa’s proxy card rather than the Alkermes proxy card.
vi.
Once you click on “Contest meeting Management” a window will pop up that allows you to vote your shares with your control number pre-populated; this same page has links to our proxy materials for your reference.

The Board recommends that you VOTE FOR the Board Nominees named in Proposals 1A—1G and that you WITHHOLD YOUR VOTE with respect to the Sarissa Nominees in Proposals 1H—1J.

b.
if your shares are held with a bank or broker other than Merrill Lynch, please contact your bank or broker for further assistance.

Receipt of Future Shareholder Notices Electronically

If you would like to elect to receive future shareholder notices electronically rather than by mail:

a.
if your shares are held in a Merrill Lynch account:
i.
Login to your Merrill Lynch account at www.benefits.ml.com;
ii.
On the left hand side of the home page under your ‘Individual Investor Account’, click on ‘I want to’ and select ‘Manage My Brokerage Account’. This will take you to an external site called MyMerrill;
iii.
When on this new site, hover your cursor over ‘Your Account’ on the blue bar in the top right hand corner and click on ‘Help and Settings’;
iv.
Under the ‘Personal Information’ column on the left, select ‘Paperless Settings’ and then select the paperless option for ‘shareholder notice delivery’; and
v.
Next select ‘Continue’ to verify the change to your settings;

b)
if your shares are held with a bank or broker other than Merrill Lynch, please contact your bank or broker for further assistance.

Internal Alkermes Communication. Not for Dissemination.

Important Additional Information and Where to Find It

Alkermes filed its definitive proxy statement, accompanying WHITE proxy card and other relevant documents with the U.S. Securities and Exchange Commission (the SEC) in connection with the solicitation of proxies for its 2023 annual general meeting of shareholders. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AND THE ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the definitive proxy statement and other documents filed by the company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be made available at no charge by visiting the “Investors” section of the company’s website at www.alkermes.com, as soon as reasonably practicable after such materials are filed with, or furnished to, the SEC.